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                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
    of the Securities Exchange Act of 1934 or Suspension of Duty to File
        Reports Under Sections 13 and 15(d) of the Securities Exchange
                                   Act of 1934

                           Commission File No. 0-24904

                                Strouds, Inc.
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           (Exact name of registrant as specified in its charter)

                             780 South Nogales Street
                        City of Industry, California 91748
                                  (626) 912-2866
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, par value $0.0001
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             (Title of each class of securities covered by this Form)

                                         None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  / /  Rule 12h-3(b)(1)(ii)  / /
Rule 12g-4(a)(1)(ii) / /  Rule 12h-3(b)(2)(i)   / /
Rule 12g-4(a)(2)(i)  / /  Rule 12h-3(b)(2)(ii)  / /
Rule 12g-4(a)(2)(ii) / /  Rule 12h-3(b)(3)      /X/
Rule 12h-3(b)(1)(i)  / /  Rule 15d-6            / /

Approximate number of holders of record as of the certification or notice date: 1925

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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Strouds, Inc. has caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.

Dated:  October 6, 2000              By:    /s/ John P. Brincko
                                           -------------------------
                                     Name:  John P. Brincko
                                     Title: Interim President and
                                            Chief Executive Officer